Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: August 3, 2016

El Paso Electric Announces Second Quarter 2016 Financial Results

Overview

•
For the second quarter of 2016, El Paso Electric Company ("EE" or the "Company") reported net income of $22.3 million, or $0.55 basic and diluted earnings per share. In the second quarter of 2015, EE reported net income of $21.1 million, or $0.52 basic and diluted earnings per share.

•
For the six months ended June 30, 2016, EE reported net income of $16.5 million, or $0.41 basic and diluted earnings per share. Net income for the six months ended June 30, 2015 was $24.5 million, or $0.61 basic and diluted earnings per share.

“We are pleased with our second quarter results and the progress that we have made. Although the impact of regulatory lag continues to adversely affect our operating results, our performance for the second quarter exceeded last year’s performance,” said Mary Kipp, Chief Executive Officer. “Our region continues to experience solid growth, and we set a new native system peak of 1,892 MW on July 14, 2016, which is 5.5%, or 98 MW, higher than the peak established in 2015. In fact, we have already experienced eight days this summer in which our peak exceeded last year’s peak. In addition, the recent sale of our interest in Four Corners means the Company no longer owns any coal-fired generation, and we expect to have final resolution of our pending Texas rate case soon."

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below present the major factors affecting 2016 net income relative to 2015 net income (in thousands except per share data):

	Quarter Ended			Six Months Ended
	Pre-Tax Effect	After-Tax Effect	Basic EPS	Pre-Tax Effect	After-Tax Effect	Basic EPS
June 30, 2015		$21,072	$0.52		$24,530	$0.61
Changes in:
Retail non-fuel base revenues	$3,065	1,992	0.05	$4,024	2,616	0.06
Investment and interest income	2,193	1,769	0.04	(132)	(95)	—
O&M at fossil-fuel generating plants	69	45	—	(3,103)	(2,016)	(0.05)
Interest on long-term debt	(1,803)	(1,171)	(0.03)	(1,919)	(1,247)	(0.03)
Depreciation and amortization	(717)	(466)	(0.01)	(2,445)	(1,590)	(0.04)
Allowance for funds used during construction	(151)	(148)	—	(3,053)	(2,712)	(0.07)
Deregulated Palo Verde Unit 3	(17)	(12)	—	(978)	(636)	(0.02)
Other	257	167	—	(2,312)	(1,503)	(0.03)
Changes in the effective tax rate		(964)	(0.02)		(871)	(0.02)
June 30, 2016		$22,284	$0.55		$16,476	$0.41
Regulatory Lag
The completion of Montana Power Station ("MPS") Units 1 & 2 (including common plant, transmission lines and substation) and the Eastside Operations Center ("EOC") continues to have a negative impact on the Company's financial results through June 30, 2016, due to regulatory lag associated with the placement in service of these assets without a corresponding increase in revenues. The placement in service of MPS Unit 3 in May 2016 and the anticipated completion of MPS Unit 4 in September 2016 will continue the negative impact of regulatory lag until new and higher rates become effective. As discussed in "2015 Texas Retail Case Filing" below, interim rates subject to refund or surcharge were implemented on April 1, 2016 in Texas. However, due to the uncertainties surrounding the rate case, the Company did not recognize the effects of the increased interim rates in our Statements of Operations. The Company believes rates reflecting the recovery of the investment in and related costs of MPS Units 1 & 2 and the EOC will be in place in the second half of 2016 in Texas and New Mexico. The Company anticipates filing new rate cases in Texas and New Mexico in early 2017 to reflect MPS Units 3 & 4 in rate base. The primary impact from these assets being placed in service include a reduction in amounts capitalized for allowance for funds used during construction ("AFUDC"), and increases in depreciation, operations and maintenance ("O&M") expense, property taxes and interest cost.
Second Quarter 2016
Income for the quarter ended June 30, 2016, when compared to the quarter ended June 30, 2015, was positively affected by:

•
Increased retail non-fuel base revenues, primarily resulting from a 5.9% and 1.1% increase in kWh sales from residential and small commercial and industrial customers, respectively. These increases were driven principally by a 1.5% increase in the average number of customers served and warmer weather.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Partially offsetting the increases were decreased revenues from sales to public authorities and large commercial and industrial customers reflecting a 3.5% and 2.8% decrease in kWh sales, respectively.

•
Increased investment and interest income due to higher realized gains on securities sold from the Company’s Palo Verde decommissioning trust in the second quarter of 2016 compared to the second quarter of 2015.

Income for the quarter ended June 30, 2016, when compared to the quarter ended June 30, 2015, was negatively affected by:

•	Increased interest on long-term debt due to the interest accrued on $150 million aggregate principal amount of senior notes issued in March 2016.

•
Increased depreciation and amortization related to an increase in depreciable plant, including MPS Unit 3, which was placed in service on May 3, 2016, partially offset by a change in the estimated useful life of certain intangible software assets.

•	Decreased AFUDC due to a reduction in the AFUDC rate effective January 2016, partially offset by AFUDC earned on construction costs related to MPS Units 3 and 4 in 2016.

•	Change in the effective tax rate largely due to the reduction of the domestic production manufacturing deduction and changes in state taxes.

First Six Months of 2016

Income for the six months ended June 30, 2016, when compared to the six months ended June 30, 2015, was negatively affected by:

•
Decreased AFUDC due to a reduction in the AFUDC rate effective January 2016 and lower balances of construction work in progress ("CWIP"), primarily due to MPS Units 1 & 2 and the EOC being placed in service in March 2015, partially offset by AFUDC earned on construction costs related to MPS Units 3 & 4 in 2016.

•
Increased O&M expenses related to our fossil-fuel generating plants, primarily due to maintenance outages on Four Corners Units 4 & 5 and Rio Grande Unit 7 during the first six months of 2016. These increases were partially offset by a maintenance outage at Newman Unit 5 in 2015, with no comparable expense in the same period in 2016.

•
Increased depreciation and amortization related to an increase in depreciable plant, primarily due to MPS Units 1 & 2 and the EOC being placed in service in March 2015 and MPS Unit 3 being placed in service on May 3, 2016, partially offset by a change in the estimated useful life of certain intangible software assets.

•	Increased interest on long-term debt due to the interest accrued on $150 million aggregate principal amount of senior notes issued in March 2016.

•
Decreased deregulated Palo Verde Unit 3 revenues, primarily due to a 21.8% decrease in proxy market prices reflecting a decline in the price of natural gas, partially offset by increased generation due in part to a Palo Verde Unit 3 planned 2015 spring refueling outage that was completed in May 2015 with no comparable outage in 2016.

•	Change in the effective tax rate largely due to the reduction of the domestic production manufacturing deduction and changes in state taxes.

Income for the six months ended June 30, 2016, when compared to the six months ended June 30, 2015, was positively affected by:

•
Increased retail non-fuel revenues, primarily resulting from a 3.8% and 1.5% increase in kWh sales from our residential and small commercial and industrial customers, respectively. These increases are driven principally by a 1.5% and 1.4%, respectively, increase in the average number of customers served and

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

warmer weather. Partially offsetting the increases were decreased revenues from our large commercial and industrial customers and sales to public authorities reflecting a 3.0% and 1.5% decrease in kWh sales, respectively.
Retail Non-fuel Base Revenues
Retail non-fuel base revenues increased $3.1 million, pre-tax, or 2.1%, in the second quarter of 2016, compared to the second quarter of 2015. This increase includes a $3.3 million increase in revenues from residential customers and a $0.8 million increase in revenues from small commercial and industrial customers reflecting increases of 1.5% in the average number of customers served and warmer weather. Cooling degree days increased 3.9% for the second quarter of 2016, when compared to the second quarter of 2015. KWh sales to residential customers and small commercial and industrial customers increased by 5.9% and 1.1%, respectively, during the second quarter of 2016, when compared to the second quarter of 2015. Retail non-fuel base revenues from sales to public authorities and large commercial and industrial customers decreased $0.6 million and $0.4 million, respectively, reflecting a 3.5% and 2.8%, respectively, decrease in kWh sales during the second quarter of 2016, when compared to the second quarter of 2015. Non-fuel base revenues and kWh sales for the second quarter of 2016 and 2015 are provided by customer class on page 12 of this release.

For the six months ended June 30, 2016, retail non-fuel revenues increased $4.0 million, pre-tax, or 1.6%, compared to the six months ended June 30, 2015. This increase includes a $4.0 million increase in revenues from residential customers and a $1.0 million increase in revenues from small commercial and industrial customers reflecting increases of 1.5% and 1.4%, respectively, in the average number of customers served and warmer weather. KWh sales to residential customers and small commercial and industrial customers increased by 3.8% and 1.5%, respectively, during the first half of 2016, when compared to the first half of 2015. Retail non-fuel base revenues from large commercial and industrial customers and sales to public authorities each decreased by $0.5 million reflecting a 3.0% and 1.5%, respectively, decrease in kWh sales during the first half of 2016, when compared to the first half of 2015. Non-fuel base revenues and kWh sales for the first half of 2016 and 2015 are provided by customer class on page 14 of this release.

2015 Rate Cases
2015 New Mexico Rate Case Filing
On May 11, 2015, the Company filed with the New Mexico Public Regulation Commission ("NMPRC") in Case No. 15-00127-UT, for an annual increase in non-fuel base rates of approximately $8.6 million or 7.1%. The filing also requested an annual reduction of $15.4 million, or 21.5%, for fuel and purchased power costs. Subsequently, the Company reduced its requested increase in non-fuel base rates to approximately $6.4 million. On June 8, 2016, the NMPRC issued its final order approving an annual increase in non-fuel base rates of approximately $1.1 million and a decrease in the Company's allowed return on equity to 9.48%. The final order concludes that all of the Company's new plant in service was reasonable and necessary and therefore would be recoverable in rate base. The Company's rates were approved by the NMPRC effective July 1, 2016.
2015 Texas Retail Case Filing
On August 10, 2015, the Company filed with the City of El Paso, other municipalities incorporated in its Texas service territory and the Public Utility Commission of Texas ("PUCT") in Docket No. 44941, a request for an annual increase in non-fuel base revenues of approximately $71.5 million. On January 15, 2016, the Company filed its rebuttal testimony modifying the requested increase to $63.3 million. The Company invoked its statutory right to have its new rates relate back for consumption on and after January 12, 2016, which is the 155th day after the filing. The difference in rates that would have been billed will be surcharged or refunded to customers after the PUCT's final order in Docket No. 44941. The PUCT has the authority to require the Company to

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

surcharge or refund such difference over a period not to exceed 18 months. On January 21, 2016, the Company, the City of El Paso, the PUCT Staff, the Office of Public Utility Counsel and Texas Industrial Energy Consumers filed a joint motion to abate the procedural schedule to facilitate settlement talks. This motion was granted.
On March 29, 2016, the Company and other settling parties to PUCT Docket No. 44941 filed a Non-Unanimous Stipulation and Agreement and motion to approve interim rates (the "Non-Unanimous Settlement") with the PUCT. Four parties to the rate case opposed the Non-Unanimous Settlement. Interim rates reflecting an annual non-fuel base rate increase of $37 million were approved by the PUCT effective April 1, 2016 subject to refund or surcharge. Subsequent to filing the Non-Unanimous Settlement, the rate case was subject to numerous procedural matters, including a May 19, 2016 ruling by the PUCT that the Company’s initial notice did not adequately contemplate the treatment of residential customers with solar generation contained in the Non-Unanimous Settlement.
At a June 10, 2016 pre-hearing conference, all parties to the case renewed discussions to attempt to reach a unanimous settlement of all issues and avoid further litigation. On July 21, 2016, the Company filed a Joint Motion to Implement Uncontested Amended and Restated Stipulation and Agreement with the PUCT, which was unopposed by parties to the rate case in Docket No. 44941 (the "Unopposed Settlement").
The terms of the Unopposed Settlement include: (i) an annual non-fuel base rate increase of $37 million, lower annual depreciation expense of approximately $8.5 million, a return on equity of 9.7% for AFUDC purposes, and including substantially all new plant in service in rate base; (ii) an additional annual non-fuel base rate increase of $3.7 million related to Four Corners Generating Station costs; (iii) removing the separate treatment for residential customers with solar generation; and (iv) allowing the Company to recover most of the rate case expenses up to a date certain. The Unopposed Settlement is subject to approval by the PUCT. The settlement documents were filed with ALJs assigned to oversee the Company's Texas Rate case, who have returned the settled case to the PUCT for approval. It is anticipated that the Unopposed Settlement will be considered by the PUCT at its meeting scheduled for August 18, 2016. The costs of serving residential customers with solar generation will be addressed in a future proceeding.
Given the uncertainties regarding the ultimate resolution of this rate case, the Company did not recognize the impacts of the Unopposed Settlement in the Statements of Operations for the second quarter of 2016. At this time, the Company believes the revenue and other impacts of the Unopposed Settlement for financial reporting purposes will be recognized during the second half of 2016. Regardless of the ultimate timing and amounts, new rates will relate back to consumption on and after January 12, 2016.
Commercial Operation of Montana Power Station Unit 3 and Construction of Unit 4
On May 3, 2016, the Company placed into commercial operation the third generating unit at MPS and the related common facilities and transmission systems at a cost of approximately $81.3 million. The 88-MW simple cycle aero-derivative combustion turbine is powered by natural gas and has quick start capabilities which allows the unit to go from off-line to full output in less than 10 minutes, thus increasing overall power grid stability, and work in concert with the Company's renewable energy sources. This unit will generate enough energy to power more than 40,000 homes in the Company's growing service territory. MPS Unit 4, identical to the other three MPS units, is expected to reach commercial operation September 2016.
Completion of the Sale of Four Corners
On February 17, 2015, the Company and Arizona Public Service Company ("APS") entered into an asset purchase agreement, providing for the purchase by APS of the Company's interests in Units 4 & 5 of the Four Corners Power Plant. On July 6, 2016, the closing of the transaction occurred, after which the Company no longer owns any coal-fired generation. At the closing, the Company received approximately $4.2 million in cash, subject to post-closing adjustments. No significant gain or loss was recorded upon the closing of the sale.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Quarterly Cash Dividend
On May 26, 2016, the Board of Directors approved an increase to the quarterly cash dividend to $0.31 per share of common stock from our previous quarterly rate of $0.295 per share. This represents an increase in the annualized cash dividend from $1.18 to $1.24 per share. The dividend increase commenced with the June 30, 2016 dividend payment. On July 21, 2016, the Board of Directors declared a quarterly cash dividend of $0.31 per share payable on September 30, 2016 to shareholders of record as of the close of business on September 14, 2016.
Capital and Liquidity
In March 2016, we issued $150 million in aggregate principal amount of 5.00% Senior Notes due December 1, 2044 to repay outstanding short-term borrowings on our Revolving Credit Facility ("RCF") used for working capital and general corporate purposes, which may include funding capital expenditures. We continue to maintain a strong capital structure in which common stock equity represented 42.3% of our capitalization (common stock equity, long-term debt, current maturities of long-term debt and short-term borrowings under the RCF). At June 30, 2016, we had a balance of $9.6 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through our current cash balances, cash from operations and available borrowings under our RCF to meet all of our anticipated cash requirements for the next 12 months.
Cash flows from operations for the six months ended June 30, 2016 were $40.7 million, compared to $60.4 million for the six months ended June 30, 2015. The primary factors affecting the decrease in cash flows from operations were a reduction in earnings arising from regulatory lag and decreases in the net over-collection of fuel revenues. The growth in accounts receivable, primarily reflecting the implementation of interim rates in Texas, is offset by the deferral of the related revenues. A component of cash flows from operations is the change in net over-collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the six months ended June 30, 2016, the Company had a fuel under-recovery of $2.0 million compared to an over-recovery of fuel costs of $10.8 million during the six months ended June 30, 2015. At June 30, 2016, we had a net fuel over-recovery balance of $2.0 million, including an over-recovery of $1.1 million in New Mexico and an over-recovery of $1.0 million in Texas and an under-recovery of $0.1 million in the Federal Energy Regulatory Commission ("FERC") jurisdiction.
During the six months ended June 30, 2016, our primary capital requirements were for the construction and purchase of electric utility plant, payment of common stock dividends, and purchases of nuclear fuel. Capital requirements for new electric utility plant were $102.8 million for the six months ended June 30, 2016 and $147.0 million for the six months ended June 30, 2015. Capital expenditures for 2016 are expected to be approximately $234 million. Capital requirements for purchases of nuclear fuel were $20.5 million for the six months ended June 30, 2016, and $22.4 million for the six months ended June 30, 2015.
On June 30, 2016, we paid a quarterly cash dividend of $0.31 per share, or $12.5 million, to shareholders of record as of the close of business on June 15, 2016. We paid a total of $24.5 million in cash dividends during the six months ended June 30, 2016. At the current dividend rate, we expect to pay cash dividends of approximately $49.6 million during 2016.
No shares of common stock were repurchased during the six months ended June 30, 2016. As of June 30, 2016, a total of 393,816 shares remain available for repurchase under the Company's currently authorized stock repurchase program. The Company may in the future make purchases of its common stock in open market transactions at prevailing prices and may engage in private transactions where appropriate.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust (the "RGRT"). The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in the Company's financial statements. The RCF has a term ending

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

January 14, 2019. The maximum aggregate unsecured borrowing currently available under the RCF is $300 million. We may increase the RCF by up to $100 million (up to a total of $400 million) during the term of the agreement, upon the satisfaction of certain conditions, more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. The total amount borrowed for nuclear fuel by the RGRT, excluding debt issuance costs, was $129.6 million at June 30, 2016, of which $34.6 million had been borrowed under the RCF, and $95.0 million was borrowed through the issuance of senior notes. Borrowings by the RGRT for nuclear fuel, excluding debt issuance costs, were $128.1 million as of June 30, 2015, of which $18.1 million had been borrowed under the RCF and $110.0 million was borrowed through the issuance of senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At June 30, 2016, $67.0 million was outstanding under the RCF for working capital and general corporate purposes, which may include funding capital expenditures. At June 30, 2015, $110.0 million was outstanding under the RCF for working capital and general corporate purposes. Total aggregate borrowings under the RCF at June 30, 2016 were $101.6 million with an additional $197.9 million available to borrow.
We received approval from the NMPRC on October 7, 2015, and from the FERC on October 19, 2015, to issue up to $310 million in new long-term debt and to guarantee the issuance of up to $65 million of new debt by the RGRT to finance future purchases of nuclear fuel and to refinance existing nuclear fuel debt obligations. We also requested approval from the FERC to continue to utilize our existing RCF without change from the FERC’s previously approved authorization. The FERC authorization is effective from November 15, 2015 through November 15, 2017. The approvals granted in these cases supersede prior approvals. Under this authorization, on March 24, 2016, the Company issued $150 million in aggregate principal amount of 5.00% Senior Notes due December 1, 2044. The proceeds from the issuance of these senior notes, after deducting the underwriters' commission, were $158.1 million. These proceeds include accrued interest of $2.4 million and a $7.1 million premium before expenses. The effective interest rate is approximately 4.77%. The net proceeds from the sale of these senior notes were used to repay outstanding short-term borrowings under the RCF. These senior notes constitute an additional issuance of the Company’s 5.00% Senior Notes due 2044, of which $150 million was previously issued on December 1, 2014, for a total principal amount outstanding of $300 million.
2016 Earnings Guidance
As discussed above, the Company filed rate cases in New Mexico and Texas on May 11, 2015 and August 10, 2015, respectively. The Company received a final order in the New Mexico rate case on June 8, 2016 and filed the Unopposed Settlement with the PUCT on July 21, 2016 for the Texas rate case. Therefore, the Company has decided to provide earnings guidance for 2016 with a range of $2.20 to $2.50 per basic share. The middle of the range assumes normal weather for the remainder of the year and that the PUCT approves the Unopposed Settlement during the second half of 2016.
The Company's guidance assumes normal operating conditions for the remainder of 2016. Other key factors and assumptions underlying the guidance can be found in the second quarter 2016 earnings presentation slides on the Company's website at http://www.epelectric.com.
Conference Call
A conference call to discuss the second quarter 2016 financial results is scheduled for 10:30 A.M. Eastern Time, on August 3, 2016. The dial-in number is 888-337-8198 with a conference ID number of 6337142. The international dial-in number is 719-325-2494. The conference leader will be Lisa Budtke, Director Treasury Services and Investor Relations. A replay will run through August 17, 2016 with a dial-in number of 888-203-1112 and a conference ID number of 6337142. The replay international dial-in number is 719-457-0820. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Safe Harbor
This news release includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EE's most recently filed periodic reports and in other filings made by EE with the U.S. Securities and Exchange Commission (the "SEC"), and include, but is not limited to: (i) uncertainty regarding the actions and timing of matters in the Company's Texas rate case pending before the PUCT; (ii) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico; (iv) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (v) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies, including distributed generation; (vi) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vii) the size of our construction program and our ability to complete construction on budget and on time; (viii) potential delays in our construction schedule due to legal challenges or other reasons; (ix) costs at Palo Verde; (x) deregulation and competition in the electric utility industry; (xi) possible increased costs of compliance with environmental or other laws, regulations and policies; (xii) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (xiii) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xiv) possible physical or cyber attacks, intrusions or other catastrophic events; and (xv) other factors of which we are currently unaware or deem immaterial. EE's filings are available from the SEC or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this news release, and EE does not undertake to update any forward-looking statement contained herein.

Media Contacts
Eddie Gutierrez
915.543.5763
eduardo.gutierrez@epelectric.com

Investor Relations
Lisa Budtke
915.543.5947
lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Quarter Ended June 30, 2016 and 2015
(In thousands except for per share data)
(Unaudited)

	2016	2015	Variance

Operating revenues	$217,865	$219,508	$(1,643)
Energy expenses:
Fuel	43,143	49,813	(6,670)
Purchased and interchanged power	13,610	11,742	1,868
	56,753	61,555	(4,802)
Operating revenues net of energy expenses	161,112	157,953	3,159
Other operating expenses:
Other operations	56,817	57,656	(839)
Maintenance	20,426	19,857	569
Depreciation and amortization	23,852	23,135	717
Taxes other than income taxes	15,320	15,433	(113)
	116,415	116,081	334
Operating income	44,697	41,872	2,825
Other income (deductions):
Allowance for equity funds used during construction	2,133	2,268	(135)
Investment and interest income, net	3,591	1,398	2,193
Miscellaneous non-operating income	145	507	(362)
Miscellaneous non-operating deductions	(890)	(1,271)	381
	4,979	2,902	2,077
Interest charges (credits):
Interest on long-term debt and revolving credit facility	18,298	16,495	1,803
Other interest	272	354	(82)
Capitalized interest	(1,253)	(1,261)	8
Allowance for borrowed funds used during construction	(1,375)	(1,391)	16
	15,942	14,197	1,745
Income before income taxes	33,734	30,577	3,157
Income tax expense	11,450	9,505	1,945
Net income	$22,284	$21,072	$1,212

Basic earnings per share	$0.55	$0.52	$0.03

Diluted earnings per share	$0.55	$0.52	$0.03

Dividends declared per share of common stock	$0.310	$0.295	$0.015
Weighted average number of shares outstanding	40,345	40,270	75
Weighted average number of shares and dilutive
potential shares outstanding	40,399	40,303	96

El Paso Electric Company
Statements of Operations
Six Months Ended June 30, 2016 and 2015
(In thousands except for per share data)
(Unaudited)

	2016	2015	Variance

Operating revenues	$375,674	$383,254	$(7,580)
Energy expenses
Fuel	77,462	87,542	(10,080)
Purchased and interchanged power	23,256	22,917	339
	100,718	110,459	(9,741)
Operating revenues net of energy expenses	274,956	272,795	2,161
Other operating expenses:
Other operations	115,204	113,255	1,949
Maintenance	37,941	35,417	2,524
Depreciation and amortization	47,145	44,700	2,445
Taxes other than income taxes	30,132	29,591	541
	230,422	222,963	7,459
Operating income	44,534	49,832	(5,298)
Other income (deductions):
Allowance for equity funds used during construction	4,469	6,543	(2,074)
Investment and interest income, net	6,520	6,652	(132)
Miscellaneous non-operating income	801	687	114
Miscellaneous non-operating deductions	(1,356)	(1,762)	406
	10,434	12,120	(1,686)
Interest charges (credits):
Interest on long-term debt and revolving credit facility	34,897	32,978	1,919
Other interest	834	517	317
Capitalized interest	(2,495)	(2,550)	55
Allowance for borrowed funds used during construction	(3,033)	(4,012)	979
	30,203	26,933	3,270
Income before income taxes	24,765	35,019	(10,254)
Income tax expense	8,289	10,489	(2,200)
Net income	$16,476	$24,530	$(8,054)

Basic earnings per share	$0.41	$0.61	$(0.20)

Diluted earnings per share	$0.41	$0.61	$(0.20)

Dividends declared per share of common stock	$0.605	$0.575	$0.030
Weighted average number of shares outstanding	40,335	40,257	78
Weighted average number of shares and dilutive
potential shares outstanding	40,381	40,285	96

El Paso Electric Company
Cash Flow Summary
Six Months Ended June 30, 2016 and 2015
(In thousands and Unaudited)

	2016	2015
Cash flows from operating activities:
Net income	$16,476	$24,530
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	47,145	44,700
Amortization of nuclear fuel	21,957	21,379
Deferred income taxes, net	6,695	8,789
Net gains on sale of decommissioning trust funds	(3,498)	(3,563)
Other	4,422	2,588
Change in:
Accounts receivable	(39,117)	(20,782)
Net over-collection (under-collection) of fuel revenues	(1,990)	10,833
Accounts payable	(9,345)	(15,528)
Other	(2,052)	(12,571)
Net cash provided by operating activities	40,693	60,375

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(102,785)	(147,040)
Cash additions to nuclear fuel	(20,478)	(22,424)
Decommissioning trust funds	(4,225)	(3,871)
Other	(2,161)	(6,480)
Net cash used for investing activities	(129,649)	(179,815)

Cash flows from financing activities:
Dividends paid	(24,474)	(23,220)
Borrowings under the revolving credit facility, net	(40,124)	113,540
Proceeds from issuance of senior notes	157,052	—
Other	(2,040)	(1,020)
Net cash provided by financing activities	90,414	89,300

Net increase (decrease) in cash and cash equivalents	1,458	(30,140)

Cash and cash equivalents at beginning of period	8,149	40,504

Cash and cash equivalents at end of period	$9,607	$10,364

El Paso Electric Company
Quarter Ended June 30, 2016 and 2015
Sales and Revenues Statistics

				Increase (Decrease)
		2016	2015	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	679,035	640,940	38,095	5.9%
	Commercial and industrial, small	633,714	626,968	6,746	1.1%
	Commercial and industrial, large	270,908	278,822	(7,914)	(2.8)%
	Public authorities	405,277	419,882	(14,605)	(3.5)%
	Total retail sales	1,988,934	1,966,612	22,322	1.1%
	Wholesale:
	Sales for resale	20,668	20,504	164	0.8%
	Off-system sales	450,801	517,752	(66,951)	(12.9)%
	Total wholesale sales	471,469	538,256	(66,787)	(12.4)%
	Total kWh sales	2,460,403	2,504,868	(44,465)	(1.8)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$62,679	$59,422	$3,257	5.5%
	Commercial and industrial, small	54,707	53,864	843	1.6%
	Commercial and industrial, large	9,489	9,879	(390)	(3.9)%
	Public authorities	24,672	25,317	(645)	(2.5)%
	Total retail non-fuel base revenues	151,547	148,482	3,065	2.1%
	Wholesale:
	Sales for resale	826	689	137	19.9%
	Total non-fuel base revenues	152,373	149,171	3,202	2.1%

	Fuel revenues:
	Recovered from customers during the period	26,219	28,949	(2,730)	(9.4)%
	Under collection of fuel	6,096	4,855	1,241	25.6%
	New Mexico fuel in base rates	16,602	16,437	165	1.0%
	Total fuel revenues (a)	48,917	50,241	(1,324)	(2.6)%

	Off-system sales:
	Fuel cost	8,398	10,419	(2,021)	(19.4)%
	Shared margins	852	2,316	(1,464)	(63.2)%
	Retained margins	213	164	49	29.9%
	Total off-system sales	9,463	12,899	(3,436)	(26.6)%
	Other (b)	7,112	7,197	(85)	(1.2)%
	Total operating revenues	$217,865	$219,508	$(1,643)	(0.7)%

(a)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $1.9 million in each period.
(b)	Represents revenues with no related kWh sales.

El Paso Electric Company
Quarter Ended June 30, 2016 and 2015
Other Statistical Data

			Increase (Decrease)
	2016	2015	Amount	Percentage

Average number of retail customers: (a)
Residential	361,812	356,495	5,317	1.5%
Commercial and industrial, small	40,832	40,213	619	1.5%
Commercial and industrial, large	49	50	(1)	(2.0)%
Public authorities	5,274	5,273	1	—
Total	407,967	402,031	5,936	1.5%

Number of retail customers (end of period): (a)
Residential	362,417	356,932	5,485	1.5%
Commercial and industrial, small	40,901	40,356	545	1.4%
Commercial and industrial, large	49	49	—	—
Public authorities	5,251	5,298	(47)	(0.9)%
Total	408,618	402,635	5,983	1.5%

Weather statistics: (b)			10-Yr Average
Cooling degree days	965	929	1,031
Heating degree days	75	53	72

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2016	2015	Amount	Percentage

Palo Verde	1,165,459	1,203,902	(38,443)	(3.2)%
Four Corners	82,143	173,427	(91,284)	(52.6)%
Gas plants	1,032,440	1,025,980	6,460	0.6%
Total generation	2,280,042	2,403,309	(123,267)	(5.1)%
Purchased power:
Photovoltaic	88,765	87,655	1,110	1.3%
Other	239,329	164,194	75,135	45.8%
Total purchased power	328,094	251,849	76,245	30.3%
Total available energy	2,608,136	2,655,158	(47,022)	(1.8)%
Line losses and Company use	147,733	150,290	(2,557)	(1.7)%
Total kWh sold	2,460,403	2,504,868	(44,465)	(1.8)%

	Palo Verde capacity factor	85.8%	88.6%	(2.8)%

(a)	The number of retail customers is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company
Six Months Ended June 30, 2016 and 2015
Sales and Revenues Statistics

				Increase (Decrease)
		2016	2015	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	1,248,120	1,202,593	45,527	3.8%
	Commercial and industrial, small	1,133,940	1,117,034	16,906	1.5%
	Commercial and industrial, large	515,834	531,942	(16,108)	(3.0)%
	Public authorities	751,512	762,975	(11,463)	(1.5)%
	Total retail sales	3,649,406	3,614,544	34,862	1.0%
	Wholesale:
	Sales for resale	32,509	32,449	60	0.2%
	Off-system sales	1,029,474	1,201,281	(171,807)	(14.3)%
	Total wholesale sales	1,061,983	1,233,730	(171,747)	(13.9)%
	Total kWh sales	4,711,389	4,848,274	(136,885)	(2.8)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$110,422	$106,362	$4,060	3.8%
	Commercial and industrial, small	86,847	85,834	1,013	1.2%
	Commercial and industrial, large	17,582	18,128	(546)	(3.0)%
	Public authorities	42,072	42,575	(503)	(1.2)%
	Total retail non-fuel base revenues	256,923	252,899	4,024	1.6%
	Wholesale:
	Sales for resale	1,195	1,129	66	5.8%
	Total non-fuel base revenues	258,118	254,028	4,090	1.6%

	Fuel revenues:
	Recovered from customers during the period	48,753	63,371	(14,618)	(23.1)%
	Under (over) collection of fuel (a)	1,993	(10,832)	12,825	—
	New Mexico fuel in base rates	32,828	32,550	278	0.9%
	Total fuel revenues (b)	83,574	85,089	(1,515)	(1.8)%

	Off-system sales:
	Fuel cost	16,890	23,284	(6,394)	(27.5)%
	Shared margins	3,407	6,252	(2,845)	(45.5)%
	Retained margins	573	520	53	10.2%
	Total off-system sales	20,870	30,056	(9,186)	(30.6)%
	Other (c)	13,112	14,081	(969)	(6.9)%
	Total operating revenues	$375,674	$383,254	$(7,580)	(2.0)%

(a)	Includes Department of Energy refunds related to spent fuel storage of $1.6 million and $5.8 million, respectively.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $4.0 million and $5.0 million, respectively.
(c)	Represents revenues with no related kWh sales.

El Paso Electric Company
Six Months Ended June 30, 2016 and 2015
Other Statistical Data

			Increase (Decrease)
	2016	2015	Amount	Percentage

Average number of retail customers: (a)
Residential	360,929	355,625	5,304	1.5%
Commercial and industrial, small	40,684	40,127	557	1.4%
Commercial and industrial, large	49	50	(1)	(2.0)%
Public authorities	5,324	5,245	79	1.5%
Total	406,986	401,047	5,939	1.5%

Number of retail customers (end of period): (a)
Residential	362,417	356,932	5,485	1.5%
Commercial and industrial, small	40,901	40,356	545	1.4%
Commercial and industrial, large	49	49	—	—
Public authorities	5,251	5,298	(47)	(0.9)%
Total	408,618	402,635	5,983	1.5%

Weather statistics: (b)			10-Year Average
Cooling degree days	988	963	1,061
Heating degree days	1,129	1,206	1,255

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2016	2015	Amount	Percentage

Palo Verde	2,545,956	2,566,096	(20,140)	(0.8)%
Four Corners	163,149	310,645	(147,496)	(47.5)%
Gas plants	1,669,870	1,694,555	(24,685)	(1.5)%
Total generation	4,378,975	4,571,296	(192,321)	(4.2)%
Purchased power:
Photovoltaic	156,529	146,714	9,815	6.7%
Other	444,486	405,907	38,579	9.5%
Total purchased power	601,015	552,621	48,394	8.8%
Total available energy	4,979,990	5,123,917	(143,927)	(2.8)%
Line losses and Company use	268,601	275,643	(7,042)	(2.6)%
Total kWh sold	4,711,389	4,848,274	(136,885)	(2.8)%

	Palo Verde capacity factor	93.7%	95.0%	(1.3)%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company
Financial Statistics
At June 30, 2016 and 2015
(In thousands, except number of shares, book value per common share, and ratios)

Balance Sheet	2016	2015

Cash and cash equivalents	$9,607	$10,364

Common stock equity	$1,010,940	$984,678
Long-term debt (a)	1,278,301	1,122,264
Total capitalization	$2,289,241	$2,106,942

Current maturities of long-term debt	$—	$15,000

Short-term borrowings under the revolving credit facility	$101,614	$128,072

Number of shares - end of period	40,520,871	40,425,884

Book value per common share	$24.95	$24.36

Common equity ratio (b)	42.3%	43.8%
Debt ratio	57.7%	56.2%

(a)
In accordance with ASU 2015-03 (Subtopic 835-30), Interest- Imputation of Interest, debt issuance costs related to a recognized debt liability are presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The Company implemented ASU 2015-03 in the first quarter of 2016, and retrospectively to all periods presented.

(b)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.